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                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

We consent to the use in this amendment No. 6 to the Registration Statement No. 333-114298 of Valor Communications Group, Inc. on Form S-1 of our report related to the financial statements of Valor Telecommunications, LLC dated March 2, 2004 and January 25, 2005 as to Note 20 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as of January 1, 2001, and No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002 and an explanatory paragraph relating to the restatement described at Note 20), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Valor Telecommunications, LLC, listed in Item 16(b). This financial statement schedule is the responsibility of Valor Telecommunications, LLC's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, as restated (see Note 20 to the consolidated financial statements), presents fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP

February 2, 2005